Exhibit 99.1

Contact	For Immediate Release
Valencia McClure, Valencia.McClure@exeloncorp.com
BGE Media Hotline: 410.470.7433

BGE Files to Adjust Electric and Gas Distribution Rates

Proposed increases to recover major safety and reliability investments in gas and electric systems are offset by declining prices of electricity and natural gas and new energy rebate opportunities

BALTIMORE (July 02, 2014) – BGE today announced that it has filed with the Maryland Public Service Commission (PSC) for adjustments to the electric and natural gas distribution portions of residential and commercial customers’ bills. The adjustments support continued investments in the electric and gas distribution systems, enhancing the safety and reliability of BGE’s systems serving 1.2 million customers across central Maryland.

“BGE has continued to significantly invest in modernizing the electric and natural gas systems and the benefits to customers are clear,” said Calvin G. Butler Jr., chief executive officer of BGE. “The focus of BGE resources on improving reliability has led to customers experiencing 30 percent fewer electric service interruptions and nearly 60 percent shorter outages last year over the previous three years. Sustaining this improvement requires a financial commitment, but one that comes at a time when customers are benefitting from a continued decline in the overall electricity and natural gas supply prices that are set by global energy markets. Customers taking advantage of innovative new energy-saving programs and rebates made possible by smart meters have further opportunities to reduce their bills and to offset the investments we are making to ensure reliable, safe energy.”

Under the proposed base rate adjustments, the average residential electric bill is expected to increase by $6.57 per month. This is more than offset by a 13 percent decrease in BGE’s electric standard offer service that went into effect June 1, 2014 and translates to a $12 savings on a total average residential electric customer bill. The average residential natural gas bill is expected to increase by $8.53 per month. Even with the proposed rate adjustment, an average combined gas and electric residential customer’s total monthly bill in 2015 would still be $8 lower than in 2009.

Customers with smart meters can further offset the proposed distribution rate adjustment through the BGE Smart Energy Rewards® program, which provides bill credits to customers who voluntarily use less energy on Energy Savings Days.

BGE has invested almost $3 billion in the energy delivery systems serving customers over the previous five years, and plans to invest more than $3 billion in additional capital from 2014 to 2018. This includes upgrades to equipment such as poles and wires (overhead and underground), as well as installation of specialized equipment that helps monitor and automatically restore power caused by momentary events. This will help to reduce the number of service interruptions that customers experience and shorten the duration of power outages.

The company is also in its second full year of trimming trees to the state of Maryland’s recently enacted standards designed to reduce tree-related service interruptions. Due in part to reliability investments and the sharing of best practices with other Exelon utilities, BGE achieved its best year in electric service reliability in 2013, and has reduced the frequency of outages for the fourth straight year, putting the company on track to rank among the top quartile of most reliable electric utilities in the U.S.

A decision on the proposed rates is expected from the Maryland Public Service Commission in late January 2015.

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BGE, headquartered in Baltimore, is Maryland’s largest gas and electric utility, delivering power to more than 1.2 million electric customers and more than 655,000 natural gas customers in central Maryland. The company’s approximately 3,400 employees are committed to the safe and reliable delivery of gas and electricity, as well as enhanced energy management, conservation, environmental stewardship and community assistance. BGE is a subsidiary of Exelon Corporation (NYSE: EXC), the nation’s leading competitive energy provider, with 2013 revenues of approximately $24.9 billion. Like us on Facebook and follow us on Twitter, YouTube and Flickr.